NEWS RELEASE

For further information please contact:
W. Harold Parker, Jr. (CCBF)            (919) 683-7631
Pressley A. Ridgill (SCBC)              (704) 855-6127


FOR IMMEDIATE RELEASE              December 21, 1994


       CCB FINANCIAL CORPORATION AND SECURITY CAPITAL
           BANCORP REPORT PROGRESS IN TRANSACTION

Durham and Salisbury, North Carolina----CCB Financial
Corporation (CCBF:Nasdaq) and Security Capital Bancorp
(SCBC:Nasdaq), jointly announced that each have completed its due diligence review of the other and have found no reason not to continue progressing towards a combination of their organizations. They also announced that all regulatory applications had been filed and that a registration statement pertaining to the combination and special meetings of their shareholders was filed today with the Securities and Exchange Commission.

Ernest C. Roessler, President and Chief Executive Officer of
CCB, and David B. Jordan, Vice Chairman and Chief Executive
Officer of Security Capital, issued the following joint statement:

"We are very pleased that we are on schedule with the combination of our organizations. We are not surprised that our reviews of one another have not produced any reason not to move quickly and efficiently towards the ultimate goal of providing an enhanced banking franchise in our existing combined market areas. Our transition teams are working closely together and are targeting the date by which we can effectively combine both organizations. We are working diligently so that there will be little disruption and a smooth transition for all of the customers of Security Capital."

"Although there has been a general decline in market prices for financial institutions over the past several weeks, we believe this to be a short-lived trend and have every confidence that the inherent value of the combined organization will be fully appreciated as we move forward.
Our goal remains to combine the organizations during the second quarter of 1995."

                             ###